Exhibit 99.1

Paul L. Schultz to Retire as President and Chief Operating Officer at Jack in the Box Inc.

SAN DIEGO--(BUSINESS WIRE)--September 28, 2009--Jack in the Box Inc. (NASDAQ: JACK) today announced that longtime executive Paul L. Schultz will retire as president and chief operating officer, effective Jan. 31, 2010.

Schultz began his 36-year career with the company in 1973 as a Jack in the Box® crew member in Covina, Calif., and worked his way up through field operations, including positions as restaurant manager, district manager and regional manager. In 1988, Schultz relocated to the company’s corporate offices in San Diego and was one of three executives overseeing all company and franchised restaurant operations. In the years that followed, Schultz took on additional responsibilities and positions of increasing authority, ultimately becoming president and chief operating officer in 2005.

“Paul’s dedication and commitment to Jack in the Box throughout his long career with the organization is unsurpassed,” said Linda A. Lang, chairman and chief executive officer. “Although his presence will be missed, we are fortunate that Paul will leave behind a lasting legacy that will endure for years to come due to the tremendous impact he has had on our people and our culture. Jack in the Box is unquestionably a stronger organization due to Paul’s countless contributions.”

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with approximately 2,200 restaurants in 18 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with approximately 500 restaurants in 42 states and the District of Columbia. For more information, visit www.jackinthebox.com.

CONTACT:
Jack in the Box Inc.
Media Contact:
Brian Luscomb, (858) 571-2291
DVP, Corporate Communications
Brian.Luscomb@jackinthebox.com